Exhibit 10.2

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA, et al.
Plaintiffs,
v.	Case No. 1:13-cv-01236 (CKK)
US AIRWAYS GROUP, INC.
and
AMR CORPORATION
Defendants.

ASSET PRESERVATION ORDER AND STIPULATION

It is hereby stipulated and agreed by and between the undersigned parties, subject to approval and entry by the Court, that:

I. DEFINITIONS

As used in this Asset Preservation Order and Stipulation:

A. “Acquirer” or “Acquirers” means the entity or entities, approved by the United States in its sole discretion in consultation with the Plaintiff States, to which Defendants may divest all or specified parts of the Divestiture Assets.

B. “American” means Defendant AMR Corporation, its parents, successors and assigns, divisions, subsidiaries, affiliates, partnerships and joint ventures; and all directors, officers, employees, agents, and representatives of the foregoing. As used in this definition, the terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person or entity in which American holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control or which holds, directly or indirectly a majority (greater than 50 percent) or total ownership or control in American.

C. “Associated Ground Facilities” means the facilities owned or operated by Defendants and reasonably necessary for Acquirer(s) to operate the Divested Assets at the relevant airport, including, but not limited to, ticket counters, hold-rooms, leased jet bridges, and operations space.

D. “DCA Gates and Facilities” means all rights and interests held by Defendants in the gates at Washington Reagan National Airport (“DCA”) described in Exhibit A and in the Associated Ground Facilities, up to the extent such gates and Associated Ground Facilities were used by Defendants to support the use of the DCA Slots.

E. “DCA Slots” means all rights and interests held by Defendants in the 104 slots at DCA listed in Exhibit A, consisting of two air carrier slots held by US Airways at DCA and 102 air carrier slots held by American at DCA, including the JetBlue Slots.

F. “Divestiture Assets” means (1) the DCA Slots, (2) the DCA Gates and Facilities, (3) the LGA Slots, (4) the LGA Gates and Facilities, and (5) the Key Airport Gates and Facilities.

G. “JetBlue Slots” means all rights and interests held by Defendants in the 16 slots at DCA currently leased by American to JetBlue Airways, Inc., listed in Exhibit A.

H. “Key Airport” means each of the following airports: (1) Boston Logan International Airport; (2) Chicago O’Hare International Airport; (3) Dallas Love Field; (4) Los Angeles International Airport; and (5) Miami International Airport.

I. “Key Airport Gates and Facilities” means all rights and interests held by Defendants in two gates at each Key Airport as described in Exhibit C. The term “Key Airport Gates and Facilities” includes Associated Ground Facilities, up to the extent such facilities were used by Defendants to support the gates described in Exhibit C.

J. “LGA Gates and Facilities” means all rights and interests held by Defendants in the gates at New York LaGuardia Airport (“LGA”) described in Exhibit B and Associated Ground Facilities up to the extent of such gates and Associated Ground Facilities were used by Defendants to support the use of the LGA Slots.

K. “LGA Slots” means the 34 slots at New York LaGuardia Airport (“LGA”) listed in Exhibit B, consisting of the Southwest Slots and 24 additional slots held by American or US Airways.

L. “Slot Bundles” means groupings of DCA Slots and LGA Slots, as determined by the United States in its sole discretion in consultation with the Plaintiff States.

M. “Southwest Slots” means the 10 slots at LGA currently leased by American to Southwest Airlines, Inc. listed in Exhibit B.

N. “Transaction” means the transaction referred to in the Agreement and Plan of Merger among AMR Corporation, AMR Merger Sub, Inc., and US Airways Group, Inc., dated as of February 13, 2013.

O. “US Airways” means Defendant US Airways Group, Inc., its parents, successors and assigns, divisions, subsidiaries, affiliates, partnerships and joint ventures; and all directors, officers, employees, agents, and representatives of the foregoing. For purposes of this definition, the terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person or entity in which US Airways holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control or which holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control in US Airways.

II. OBJECTIVES

The Proposed Final Judgment filed in this case is meant to ensure Defendants’ prompt divestiture of the Divestiture Assets in order to remedy the effects that Plaintiffs allege would otherwise result from the merger of American and US Airways. If approved by the Court, the Proposed Final Judgment would fully resolve the United States’ claim in this antitrust lawsuit. This Stipulation and Order ensures, prior to such divestitures, that the Divestiture Assets are maintained during the pendency of the ordered divestitures.

III. JURISDICTION

The Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and venue is proper in the United States District Court for the District of Columbia.

IV. COMPLIANCE WITH AND ENTRY OF THE FINAL JUDGMENT

A. The parties stipulate that a Final Judgment in the form attached hereto as Exhibit A may be filed with and entered by the Court, upon the motion of any party or upon the Court’s own motion, at any time after compliance with the requirements of the Antitrust Procedures and Penalties Act (“APPA”), 15 U.S.C. § 16, and without further notice to any party or other proceedings, provided that the United States has not withdrawn its consent, which it may do at any time before the entry of the proposed Final Judgment by serving notice thereof on Defendants and by filing that notice with the

Court. Defendants agree to arrange, at their expense, publication as quickly as possible of the newspaper notice required by the APPA, which shall be drafted by the United States in its sole discretion. The publication shall be arranged no later than three (3) business days after Defendants’ receipt from the United States of the text of the notice and the identity of the newspaper within which the publication shall be made. Defendants shall promptly send to the United States (1) confirmation that publication of the newspaper notice has been arranged, and (2) the certification of the publication prepared by the newspaper within which the notice was published.

B. Defendants shall abide by and comply with the provisions of the proposed Final Judgment, pending the Judgment’s entry by the Court, or until expiration of time for all appeals of any Court ruling declining entry of the proposed Final Judgment, and shall, from the date of the signing of this Stipulation by the parties, comply with all the terms and provisions of the proposed Final Judgment. The United States shall have the full rights and enforcement powers in the proposed Final Judgment as though the same were in full force and effect as an order of the Court.

C. Defendants shall not consummate the transaction sought to be enjoined by the Complaint herein before the Court has signed this Stipulation and Order.

D. This Stipulation shall apply with equal force and effect to any amended proposed Final Judgment agreed upon in writing by the parties and submitted to the Court.

E. In the event that (1) the United States has withdrawn its consent, as provided in Section IV(A) above, or (2) the proposed Final Judgment is not entered pursuant to this Stipulation, the time has expired for all appeals of any Court ruling declining entry of the proposed Final Judgment, and the Court has not otherwise ordered continued compliance with the terms and provisions of the proposed Final Judgment, then the parties are released from all further obligations under this Stipulation, and the making of this Stipulation shall be without prejudice to any party in this or any other proceeding.

F. Defendants represent that the divestitures ordered in the proposed Final Judgment can and will be made, and that Defendants will later raise no claim of mistake, hardship, or difficulty of compliance as grounds for asking the Court to modify any of the provisions contained therein.

V. ASSET PRESERVATION AGREEMENT

Until the divestitures required by the Final Judgment have been accomplished:

A. Defendants shall take all steps necessary to ensure that their respective Divestiture Assets will be maintained. Defendants shall not cause the wasting or deterioration of their respective divestiture assets, nor shall they cause the Divestiture Assets to be operated in a manner inconsistent with applicable laws, nor shall they sell, transfer, encumber, or otherwise impair the viability, marketability or competitiveness of their respective Divestiture Assets. With respect to the DCA Slots and the LGA Slots, Defendants will operate the slots at a level sufficient to prevent any slot from reverting to the Federal Aviation Administration pursuant to 14 C.F.R. § 93.227 (DCA) or 71 Fed. Reg. 77,854 (Dec. 27, 2006), as extended by 78 Fed. Reg. 28, 279 (Oct. 24, 2013)(LGA).

B. Defendants shall take all steps necessary to ensure that their respective Divestiture Assets are fully maintained in operable condition, and shall maintain and adhere to normal upgrade, repair and maintenance schedules for their respective Divestiture Assets.

C. Defendants shall not, except as part of a divestiture approved by the United States, in consultation with the Plaintiff States, in accordance with the terms of the proposed Final Judgment, remove, sell, lease, assign, transfer, pledge or otherwise dispose of their respective Divestiture Assets.

D. Defendants shall take no action that would jeopardize, delay, or impede the sale of any Divestiture Assets.

E. Defendants shall take no action that would interfere with the ability of any Divestiture Trustee appointed pursuant to the Final Judgment to complete the divestitures pursuant to the Final Judgment to an Acquirer or Acquirers acceptable to the United States, in consultation with the Plaintiff States.

F. Defendants shall provide sufficient working capital and lines and sources of credit to continue to maintain the Divestiture Assets as economically viable and competitive, ongoing businesses, consistent with the requirements of Sections V (A) and (B).

G. Defendants shall appoint a person or persons to oversee the Divestiture Assets, and who will be responsible for Defendants’ compliance with this section. This person shall have complete managerial responsibility for the Divestiture Assets, subject to the provisions of this Final Judgment. In the event such person is unable to perform his duties, Defendants shall appoint, subject to the approval of the United States, a replacement within ten (10) working days. Should defendants fail to appoint a replacement acceptable to the United States within this time period, the United States shall appoint a replacement.

VI. DURATION OF ASSET PRESERVATION AGREEMENT

Defendants’ obligations under Section V. of this Stipulation and Order shall remain in effect until (1) consummation of the divestitures required by the proposed Final Judgment or (2) further order of the Court. If the United States voluntarily dismisses the Complaint in this matter, Defendants are released from all further obligations under this Stipulation and Order.

VII. STAY OF LITIGATION

Entry of this Stipulation and Order shall stay all deadlines established by the Scheduling and Case Management Order (Doc. 71) and Trial Procedures Order (Doc. 128) or amendments to same, pending further order of the court, if any.

ORDER

It is SO ORDERED this      day of November 2013.

United States District Judge

Respectfully submitted on the 12th of November, 2013:

/s/	/s/
Michael D. Billiel (DC Bar #394377)	Richard G. Parker (DC Bar #327544)
Trial Attorney	Henry Thumann (DC Bar #474499)
U.S. DEPARTMENT OF JUSTICE	Courtney Dyer (DC Bar #490805)
Antitrust Division	O’MELVENY & MYERS LLP
450 Fifth Street NW, Suite 8000	1625 Eye Street, N.W.
Washington, DC 20530	Washington, D.C. 20006
(202) 307-6666	(202) 383-5300 (Phone)
michael.billiel@usdoj.gov	(202) 383-5414 (Facsimile)
rparker@omm.com
Attorney for Plaintiff United States	cdyer@omm.com
krobson@omm.com
/s/
Nancy M. Bonnell	Kenneth R. O’Rourke (admitted pro hac vice)
Antitrust Unit Chief	O’MELVENY & MYERS LLP
Arizona Bar No. 016382	400 South Hope Street
1275 West Washington	Los Angeles, CA 90071
Phoenix, Arizona 85007	(213) 430-6000 (Phone)
Telephone: 602-542-7728	(213) 430-6407 (Facsimile)
Facsimile: 602-542-9088	korourke@omm.com
nancy.bonnell@azag.gov
Paul T. Denis (DC Bar #437040)
Attorney for Plaintiff State of Arizona	Gorav Jindal (DC Bar #471059)
DECHERT LLP
/s/	1900 K Street, N.W.
Bennett Rushkoff (D.C. Bar # 386925)	Washington, DC 20006
Chief, Public Advocacy Section	(202) 261-3300 (Phone)
Nicholas A. Bush (D.C. Bar # 1011001)	(202) 261-3333 (Facsimile)
Assistant Attorney General	paul.denis@dechert.com
Office of the Attorney General	gorav.jindal@dechert.com
441 Fourth Street, N.W., Suite 600-S
Washington, DC 20001	Charles F. Rule (DC Bar #370818)
Telephone: 202-442-9841	Andrew Forman (DC Bar #477425)
Facsimile: 202- 715-7720	CADWALADER, WICKERSHAM
bennett.rushkoff@dc.gov	& TAFT LLP
nicholas.bush@dc.gov	700 Sixth Street, N.W.
Washington, DC 20001
Attorneys for Plaintiff District of Columbia	(202) 862-2200 (Phone)
(202) 862-2400 (Facsimile)
rick.rule@cwt.com
andrew.forman@cwt.com

Attorneys for Defendant
US Airways Group, Inc.

/s/	/s/
Lizabeth A. Brady	John M. Majoras (DC Bar # 474267)
Chief, Multistate Antitrust Enforcement	Paula Render (admitted pro hac vice)
Christopher Hunt	Michael S. Fried (DC Bar # 458347)
Assistant Attorney General	Rosanna K. McCalips (DC Bar # 482859)
PL-01, The Capitol	JONES DAY
Tallahassee, Florida 32399-1050	51 Louisiana Avenue, N.W.
Telephone: 850-414-3300	Washington, DC 20001
Facsimile: 850-488-9134	(202) 879-3939 (Phone)
liz.brady@myfloridalegal.com	(202) 626-1700 (Facsimile)
jmmajoras@jonesday.com
Attorneys for Plaintiff State of Florida	prender@jonesday.com
msfried@jonesday.com
rkmccalips@jonesday.com
/s/
James A. Donahue, III	Mary Jean Moltenbrey (DC Bar #481127)
Executive Deputy Attorney General	PAUL HASTINGS LLP
PA Bar No. 42624	875 15th Street, NW
Jennifer A. Thomson	Washington, DC 20005
Deputy Attorney General	(202) 551-1725 (Phone)
Public Protection Division	(202) 551- 0225 (Facsimile)
14th Floor, Strawberry Square	mjmoltenbrey@paulhastings.com
Harrisburg, PA 17120
Telephone: 717-787-4530	Attorneys for Defendant
Facsimile: 717-787-1190	AMR Corporation
jdonahue@attorneygeneral.gov jthomson@attorneygeneral.gov

Attorneys for Plaintiff Commonwealth of Pennsylvania

/s/
Victor J. Domen, Jr.
Senior Antitrust Counsel
Tennessee Bar No. 015803
500 Charlotte Avenue
Nashville, TN 37202
Telephone: 615-253-3327
Facsimile: 615-532-6951
Vic.Domen@ag.tn.gov

Attorney for Plaintiff State of Tennessee

/s/
Sarah Oxenham Allen (Va. Bar # 33217)
Matthew R. Hull (Va. Bar # 80500)
Assistant Attorneys General
Office of the Attorney General
Consumer Protection Section
900 East Main Street
Richmond, VA 23219
Telephone: 804-786-6557
Facsimile: 804 786-0122 soallen@oag.state.va.us mhull@oag.state.va.us

Attorneys for Plaintiff Commonwealth of Virginia

/s/
D.J. Pascoe
Assistant Attorney General
Michigan Bar No. P54041
Corporate Oversight Division
P.O. Box 30755
Lansing, Michigan 48909
Phone: (517) 373-1160
Fax: (517) 335-6755
PascoeD1@Michigan.gov

Attorney for Plaintiff State of Michigan